Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

between

Summit Midstream Partners Holdings, LLC

and

Summit Midstream Partners, LP,

dated as of February 25, 2016

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SMP HOLDINGS

4.1	Organization; Good Standing	25
4.2	Authority	26
4.3	Ownership of the OpCo Interests	26
4.4	No Conflicts; Consents and Approvals	26
4.5	Broker’s Commissions	26
4.6	No Bankruptcy	26
4.7	Acquisition as Investment	26
4.8	Investment Experience	27

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SUMMIT MLP

5.1	Organization	27
5.2	Authority	27
5.3	No Conflicts	27
5.4	Legal Proceedings	27
5.5	Acquisition as Investment	28
5.6	Financial Resources	28
5.7	Opportunity for Independent Investigation	28
5.8	Broker’s Commissions	29

ARTICLE VI
COVENANTS

6.1	Indebtedness; Distributions	29
6.2	Tax Matters	29
6.3	Public Announcements	31
6.4	Further Assurances; Commercially Reasonable Efforts	31
6.5	Conduct of Operations	32
6.6	OpCo Formation Transactions	32

ARTICLE VII
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

7.1	Survival of Representations, Warranties and Covenants	32
7.2	Indemnification of Summit MLP and the Acquired Companies by SMP Holdings	33
7.3	Indemnification of SMP Holdings by Summit MLP	33
7.4	Limitations	34
7.5	Claims Procedures	35
7.6	Waiver of Other Representations	36
7.7	Waiver of Remedies	36
7.8	Access to Information	37
7.9	Dispute Resolution and Arbitration	38
7.10	Arbitration Procedures	38
7.11	Determination of Amount of Damages; Mitigation	39

ARTICLE VIII
CONDITIONS TO CLOSING

8.1	Conditions to Obligations of All Parties	40
8.2	Conditions to Obligation of Summit MLP	40
8.3	Conditions to Obligation of SMP Holdings	40

ARTICLE IX
TERMINATION

9.1	Grounds for Termination	41
9.2	Effect of Termination	42

ARTICLE X
MISCELLANEOUS

10.1	Notices	42
10.2	Entire Agreement	43
10.3	Expenses	43
10.4	Disclosure	43
10.5	Waiver	43
10.6	Amendment	44
10.7	No Third Party Beneficiary	44
10.8	Assignment; Binding Effect	44
10.9	Set Off Rights	44
10.10	Invalid Provisions	44
10.11	Counterparts; Facsimile	44
10.12	Governing Law; Enforcement; Jury Trial Waiver	44

Exhibit A	—	Contribution and Assignment Agreement
Exhibit B-1	—	Blacktail Gathering and Niobrara Gathering & Processing System
Exhibit B-2	—	Tioga System
Exhibit B-3	—	Utica Gathering System
Exhibit B-4	—	OH Gathering System and OH Stabilization Plant

Schedule 1.1	—	Calculation of Net Working Capital
Schedule 1.1-PL	—	Permitted Liens
Schedule 1.2	—	Identified Growth Projects
Schedule 3.2	—	Capitalization
Schedule 3.3(b)	—	Consents
Schedule 3.4	—	Absence of Changes
Schedule 3.5	—	Compliance with Applicable Laws
Schedule 3.5-P	—	Permits
Schedule 3.6(b)	—	Intellectual Property
Schedule 3.7	—	Litigation

Schedule 3.8(a)	—	Dropdown Fee Property
Schedule 3.8(b)	—	Scheduled Leased Property
Schedule 3.8(c)	—	Scheduled Easement Property
Schedule 3.8(d)	—	Obligations to Dispose of Real Property
Schedule 3.8(e)	—	Gaps
Schedule 3.8(g)	—	Real Property Exceptions
Schedule 3.9	—	Personal Property
Schedule 3.10(b)	—	Purchase Orders
Schedule 3.12	—	Environmental Matters
Schedule 3.13	—	Taxes
Schedule 3.14	—	Material Contracts
Schedule 3.16	—	Transactions with Affiliates
Schedule 3.18	—	Surety Bonds and Credit
Schedule 3.20	—	Liabilities and Indebtedness
Schedule 3.21	—	Insurance
Schedule 4.4	—	SMP Holdings Approvals
Schedule 7.2	—	Specific Indemnities

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of February 25, 2016 (this “Agreement”), is made and entered into by and between Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“SMP Holdings”), and Summit Midstream Partners, LP, a Delaware limited partnership (“Summit MLP”).

RECITALS

WHEREAS, SMP Holdings owns 100% of the outstanding equity interests in (a) Meadowlark Midstream Company, LLC, a Delaware limited liability company (“Meadowlark”), (b) Tioga Midstream, LLC, a Delaware limited liability company (“Tioga”), (c) Summit Midstream Utica, LLC, a Delaware limited liability company (“Utica” and, together with Meadowlark and Tioga, the “Acquired Companies”) and (d) Summit Midstream GP, LLC, a Delaware limited liability company (“SM GP”);

WHEREAS, SMP Holdings owns 40% of the outstanding equity interests in (a) Ohio Gathering Company, L.L.C., a Delaware limited liability company (“OH Gathering”), and (b) Ohio Condensate Company, L.L.C., a Delaware limited liability company (“OH Condensate” and, together with OH Gathering, the “SM Joint Ventures”);

WHEREAS, SMP Holdings is a limited partner of Summit MLP and SM GP is the sole general partner of Summit MLP;

WHEREAS, prior to the Closing Date (as defined herein), (a) SMP Holdings will form a new Delaware limited liability company (“OpCo General Partner”) and will be issued 100% of the limited liability company interests in OpCo General Partner (“OpCo GP Interest”), (b) SMP Holdings and OpCo General Partner will form a new Delaware limited partnership (“OpCo”), and (c) (i) SMP Holdings will contribute the Membership Interests (as defined herein) to OpCo in exchange for a 99% limited partner interest in OpCo, (ii) Summit Midstream Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Summit MLP (“Summit Midstream”), will contribute $8.5 million in cash to OpCo in exchange for a 1% limited partner interest in OpCo and (iii) OpCo General Partner will be issued a non-economic general partner interest in OpCo and will be the sole general partner of OpCo (collectively, the “OpCo Formation Transactions”);

WHEREAS, on the Closing Date, SMP Holdings desires to contribute to Summit MLP, and Summit MLP desires to receive as a contribution from SMP Holdings and to further contribute to Summit Midstream, the OpCo GP Interest and a 98% limited partner interest in OpCo (collectively, the “OpCo Interests”) on the terms and subject to the conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1          Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 4.7.

“2016 Capital Expenditure Amount” means the amount actually expended on items that constitute capital expenditures under GAAP or capital called with respect to the Business by or on behalf of SMP Holdings directly or through an Acquired Entity on or after January 1, 2016 to the close of business on the Business Day immediately preceding the Closing Date.

“2016 Cash and Cash Equivalents” has the meaning given to it in Section 2.6(b).

“2016 Consideration Adjustment Amount” means any amount (whether a positive or a negative number) equal to the sum of (a) the amount obtained by subtracting, which may be a positive or a negative number, (i) the 2016 Net Working Capital from (ii) the Net Working Capital Target, (b) the amount obtained by subtracting, which may be a positive or a negative number, (i) the 2016 Capital Expenditure Amount from the (ii) the Capital Expenditure Target and (c) the 2016 Cash and Cash Equivalents.

“2016 Net Working Capital” has the meaning given to it in Section 2.6(b).

“Acquired Companies” has the meaning given to it in the Recitals.

“Acquired Companies’ Business” means, collectively, the ownership and operation of the Gathering Systems.

“Acquired Companies’ Financial Statements” has the meaning given to it in Section 3.22(b).

“Acquired Company Warranty Breach” has the meaning given to it in Section 7.2(a).

“Acquired Entities” means the Acquired Companies and the SM Joint Ventures.

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person.  In this context “control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity; provided, however, that for purposes of this Agreement and any other agreements and/or instruments entered into in connection herewith, (i) Summit MLP and its subsidiaries are not Affiliates of SMP Holdings and its other Affiliates and (ii) prior to the Closing, each Acquired Company and SM Joint Venture is an Affiliate of SMP Holdings and at and after the Closing, each Acquired Company and each SM Joint Venture is an Affiliate of Summit MLP and thus not an Affiliate of SMP Holdings.

“Agreement” has the meaning given to it in the Preamble.

“Asserted Liability” has the meaning given to it in Section 7.5(a).

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Balance Sheet Date” has the meaning given to it in Section 3.20.

“Blacktail Gathering System” means the crude oil and produced water gathering system located in the Williston Basin in Williams County, North Dakota as more specifically described on Exhibit B-1.

“Business” means, collectively, the Acquired Companies’ Business and the SM Joint Ventures’ Business.

“Business Adjusted EBITDA” means, with respect to the Business for any period, (a) net income of the Acquired Entities for such period, plus (b) interest expense, income tax expense, and depreciation and amortization of the Acquired Entities for such period, plus (c) any adjustments related to minimum volume commitment shortfall payments, impairments and other noncash expenses or losses with respect to the Acquired Entities for such period, plus (d) any Special Liability Expenses for such period, minus (e) interest income and income tax benefit of the Acquired Entities for such period, minus (f) any adjustments related to any other noncash income or gains with respect to the Acquired Entities for such period. Business Adjusted EBITDA shall exclude the effect of any corporate or partnership expenses allocated by or to Summit MLP or its Affiliates in respect of the Business, such as general and administrative expenses (including compensation-related expenses and professional services fees), transaction costs, and allocated interest expense and allocated income tax expense.  Any adjustments related to minimum volume commitment shortfall payments, impairments, and other noncash expenses, losses, income, and gains shall be made in a manner that is consistent with the practice used by Summit MLP in its public reporting of Adjusted EBITDA with respect to Summit MLP at the time. For the avoidance of doubt, Business Adjusted EBITDA shall include that portion of the Business Adjusted EBITDA generated by the SM Joint Ventures and attributable to the SM Joint Venture Interests.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Capital Expenditure Target” means thirty three million five hundred sixteen and sixty four dollars ($33,516,064).

“Cash” means money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination.

“Cash Consideration” has the meaning given to it in Section 2.2.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one year from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the Laws of the United States of America having combined capital and surplus of not less than $500,000,000.

“Charter Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Claims Notice” has the meaning given to it in Section 7.5(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in the Summit MLP Partnership Agreement.

“Conflicts Committee” means the conflicts committee of the board of directors of SM GP.

“Consents” has the meaning given to it in Section 3.3(b).

“Consideration” has the meaning given to it in Section 2.2.

“Contract” means any legally binding contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or arrangement, in each case, whether written or oral.

“Contribution and Assignment Agreement” means an agreement in the form attached hereto as Exhibit A evidencing the contribution and assignment to Summit MLP and the further contribution and assignment to Summit Midstream of the OpCo Interests.

“Cumulative G&A Adjuster” is equal to $51,413,000.

“Dispute” has the meaning given to it in Section 7.9(a).

“Due Diligence Information” has the meaning given to it in Section 5.7(b).

“Easement” means the easements, rights-of-way agreements, option agreements, use agreements and similar type land-related agreements of the Acquired Entities that are used in the Business or in connection with the ownership, operation, maintenance, repair or replacement of the Gathering Systems.

“Environmental Law” means any and all federal, state and local Laws pertaining to protection of the environment or the release, discharge or disposal of Hazardous Material, as in effect on the date hereof, in any and all jurisdictions in which the Acquired Entities operate or are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, and comparable state and local counterparts.

“Environmental Permits” means any Permit issued pursuant to Environmental Laws.

“Equity Interest” means capital stock, voting securities, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fee Property” has the meaning given to it in Section 3.8(a).

“Financial Statements” has the meaning given to it in Section 3.22(b).

“Fundamental Representations” has the meaning given to it in Section 7.1.

“G&A Adjuster” is equal to $13,660,000.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Gathering Systems” means the Blacktail Gathering System, the Niobrara Gathering and Processing System, the Tioga Gathering System and the Utica Gathering System.

“Governmental Authority” means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States.

“Hazardous Material” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from an Acquired Company in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, and (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP.

“Intellectual Property Rights” means material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.

“Knowledge” when used in a particular representation or warranty in this Agreement, means (i) with respect to the Acquired Companies, the actual knowledge (as opposed to any constructive or imputed knowledge) of any of Steve Newby, Brad Graves, Brock Degeyter, Matt Harrison and Leonard Mallett, and after reasonable inquiry of the officers of SMP Holdings and (ii) with respect to the SM Joint Ventures, the actual knowledge (as opposed to any constructive or imputed knowledge) of either Steve Newby or Brad Graves, without independent inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, encumbrance, option, warranty, purchase right, lease or other similar property interest.

“LLC Agreements” means, collectively, the Meadowlark LLC Agreement, the Tioga LLC Agreement, the Utica LLC Agreement, the OH Gathering LLC Agreement and the OH Condensate LLC Agreement.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment); provided, however, that  any claim for Loss under the indemnities in Article VII (a) shall be reduced by any payment (including payments on account of insurance of the Acquired Companies) actually received from a third party or otherwise actually recovered from third parties and (b) shall be net of any associated net benefits actually realized and arising in connection with such Loss, including any associated net Tax benefits described in Section 7.11.  For all purposes in this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, is materially adverse to (a) the business, operations, Assets, liabilities or financial condition of the Acquired Entities taken as a whole, (b) the validity or enforceability of this Agreement or (c) the rights and remedies of or benefits available to the Parties under this Agreement, but excluding any of the foregoing resulting from (i) general economic conditions, (ii) changes or conditions generally affecting the U.S. economy or financial markets, (iii) execution of this Agreement and the announcement thereof, (iv) any act or omission by an Acquired Company taken as required by or permitted under this Agreement or with prior written consent of Summit MLP or (v) any act or omission of Summit MLP, except to the extent any of the changes, events, circumstances, developments or occurrences referred to in clause (i) or (ii) above disproportionately impact the Acquired Entities, taken as a whole, as compared to other companies in the industries and geographical areas in which the Acquired Entities operate.

“Material Contracts” has the meaning given to it in Section 3.14(a).

“Meadowlark” has the meaning given to it in the Recitals.

“Meadowlark LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Meadowlark dated as of February 15, 2013.

“Membership Interests” means (i) 100% of the Equity Interests in each of the Acquired Companies and (ii) 40% of the Equity Interests in each of the SM Joint Ventures.

“Net Working Capital” means, as of a particular date or time, (a) the sum of the current assets of the Acquired Companies, less (b) the current liabilities of the Acquired Companies.  Notwithstanding anything in this Agreement to the contrary, the following items will be excluded from the calculation of Net Working Capital: (i) any accounts payable related to capital expenditures, (ii) any current deferred revenue, (iii) any deferred Tax assets and deferred Tax liabilities and (iv) any net change in deposits on property, plant and equipment for the period beginning January 1, 2016 and ending on the close of business on the Business Day immediately preceding the Closing Date.  For illustrative purposes only, attached as Schedule 1.1 is a sample calculation of Net Working Capital prepared by the Parties as of the Balance Sheet Date.

“Net Working Capital Target” means six hundred fifty three thousand, five hundred and ten dollars ($653,510).

“Niobrara Gathering and Processing System” means the associated natural gas gathering system and cryogenic processing plant located in Weld County, Colorado as more specifically described on Exhibit B-1.

“Non-Company Affiliate” means any Affiliate of SMP Holdings, except for the Acquired Entities.

“Non-Reimbursable Damages” has the meaning given to it in Section 7.7(b).

“OH Condensate” has the meaning given to it in the Recitals.

“OH Condensate LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OH Condensate dated as of August 1, 2014.

“OH Gathering” has the meaning given to it in the Recitals.

“OH Gathering LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OH Gathering dated as of August 1, 2014.

“OH Gathering System” means the natural gas gathering system in southeastern Ohio as more specifically described on Exhibit B-4.

“OH Stabilization Plant” means the condensate stabilization facility in southeastern Ohio as more specifically described on Exhibit B-4.

“OpCo” has the meaning given to it in the Recitals.

“OpCo Formation Closing Date” means the date on which the consummation of the OpCo Formation Transactions occurs.

“OpCo Formation Transactions” has the meaning given to it in the Recitals.

“OpCo General Partner” has the meaning given to it in the Recitals.

“OpCo GP Interest” has the meaning given to it in the Recitals.

“OpCo GP LLC Agreement” means the limited liability company agreement of OpCo General Partner to be in a form reasonably acceptable to Summit MLP and to reflect substantially the governance terms set forth in Exhibit C.

“OpCo Interests” has the meaning given to it in the Recitals.

“OpCo Partnership Agreement” means the limited partnership agreement of OpCo to be in a form reasonably acceptable to Summit MLP and to reflect substantially the governance terms set forth in Exhibit C.

“Operating Agreements” means the OpCo GP LLC Agreement and the OpCo Partnership Agreement.

“Parties” means each of Summit MLP and SMP Holdings.

“Partnership Interest” has the meaning given to it in the Summit MLP Partnership Agreement.

“Permits” means all permits, licenses or authorizations from any Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or that is being contested in good faith and by appropriate proceedings in respect thereof, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of an Acquired Entity, (c) all matters that are disclosed in the deed or instrument conveying such property that have been made available to Summit MLP, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title or other Lien that would not reasonably be expected to materially interfere with the conduct of the Business, (f) zoning, planning and other similar limitations and restrictions and all rights of any Governmental Authority to regulate a property, (g) the terms and conditions of the Permits or the Contracts of the Acquired Entities, (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) any Lien to be released on or prior to Closing and (j) the other matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Property” has the meaning given to it in Section 3.9.

“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other similar agreements, plans, programs, policies, understandings or arrangements.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Real Property” means the real property owned in fee or leased, used or held for use by the Acquired Entities.

“Records” has the meaning given to it in Section 7.8.

“Release” means any release, spill, emission, leaking, pumping, injection, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited under applicable Environmental Laws.

“Remaining Consideration” means an amount equal to the sum of :

(a)           (i) 6.5 multiplied by (ii) (A) the average of (x) Business Adjusted EBITDA for the twelve months ended December 31, 2018 and (y) Business Adjusted EBITDA for the twelve months ended December 31, 2019 minus (B) the G&A Adjuster; less

(b)           the Cash Consideration; less

(c)           (i) all capital expenditures incurred (whether for maintenance, growth or otherwise, and including capital expenditures incurred for the projects identified on Schedule 1.2) in connection with the Acquired Companies’ Business plus (ii) all capital contributions made in respect of the SM Joint Venture Interests, in each case during the period beginning on and including the Closing Date and ending on and including December 31, 2019; plus

(d)           (i) Business Adjusted EBITDA for the period beginning on and including the Closing Date and ending on and including December 31, 2019 minus (ii) the Cumulative G&A Adjuster;

provided, however, that capital expenditures incurred by Summit MLP with respect to, and Business Adjusted EBITDA earned from, any project (x) not identified on Schedule 1.2 and (y) resulting in aggregate capital expenditures for such project in excess of twenty-five million dollars ($25,000,000.00) shall be excluded from clauses (c) and (d), respectively.  It is agreed and acknowledged that, upon 5 days prior written notice, Energy Capital Partners II, LLC or any of its affiliates, shall have the right at reasonable times during normal business hours and at its own expense, to examine the books and records of Summit MLP to the extent necessary to audit and verify the accuracy of the “Remaining Consideration” as determined and calculated pursuant to the terms of this Agreement (subject to appropriate confidentiality restrictions).

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Scheduled Easement Property” has the meaning given to it in Section 3.8(c).

“Schedules” means the disclosure schedules prepared by SMP Holdings and attached to this Agreement.

“SM GP” has the meaning given to it in the Recitals.

“SM Joint Venture Interests” means the Membership Interests in the SM Joint Ventures.

“SM Joint Ventures” has the meaning given to it in the Recitals.

“SM Joint Ventures’ Business” the ownership and operation of the OH Gathering System and OH Stabilization Plant.

“SMP Holdings” has the meaning given to it in the Preamble.

“SMP Holdings Group” means SMP Holdings and any of its Affiliates.

“SMP Holdings Warranty Breach” has the meaning given to it in Section 7.2(b).

“Special Liabilities” means those matters set forth on Schedule 7.2(d).

“Special Liability Expenses” means any and all expenses incurred by Summit MLP with respect to the Special Liabilities, including fines, legal fees, consulting fees and remediation costs.

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

“Summit Midstream” has the meaning given to it in the Recitals.

“Summit MLP” has the meaning given to it in the Preamble.

“Summit MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Summit MLP dated as of October 2, 2012 (as amended, restated, supplemented or otherwise modified from time to time).

“Summit MLP Warranty Breach” has the meaning given to it in Section 7.3(a).

“Taxes” means (a) all taxes, charges, fees, imposts, levies or other assessments or fees of any kind, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Claim” means any action, suit, arbitration, investigation, inquiry, hearing, request for information or filing, audit, examination, claim, demand, dispute, assessment, proposed adjustment or proceeding (whether administrative, regulatory or otherwise, or whether oral or in writing) with respect to Taxes or any Tax Returns of the Acquired Entities.

“Tax Returns” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Termination Date” has the meaning given to it in Section 9.1(b).

“Tioga” has the meaning given it in the Recitals.

“Tioga LLC Agreement” means the Limited Liability Company Agreement of Tioga dated as of April 22, 2014.

“Tioga Gathering System” means the crude oil, produced water, and associated natural gas gathering system located in the Williston Basin in Williams County, North Dakota as more specifically described on Exhibit B-2.

“Transfer Taxes” has the meaning given to it in Section 6.2(a).

“Utica” has the meaning given it in the Recitals.

“Utica LLC Agreement” means the Limited Liability Company Agreement of Utica dated as of November 3, 2014.

“Utica Gathering System” means the natural gas gathering system located in Belmont and Monroe counties, Ohio as more specifically described on Exhibit B-4.

“Warranty Breach” means any Summit MLP Warranty Breach, Acquired Company Warranty Breach or SMP Holdings Warranty Breach.

1.2          Rules of Construction.

(a)           The exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)           The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)            Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g)           Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(h)           All representations and warranties, other than the Fundamental Representations, made by SMP Holdings in Article III with respect to (i) the SM Joint Ventures, including references to the Acquired Entities to the extent applicable to the SM Joint Ventures, (ii) the SM Joint Ventures’ Business or (iii) the OH Gathering System shall, in each case, be deemed to be to the Knowledge of SMP Holdings. For the avoidance of doubt, any references to Knowledge in Article III includes the Acquired Companies and the SM Joint Ventures, unless the context indicates otherwise.

ARTICLE II
CONTRIBUTION AND CLOSING

2.1          Contribution.  On the terms and subject to the conditions set forth in this Agreement, SMP Holdings agrees to contribute and assign to Summit MLP, and Summit MLP agrees to receive and accept from SMP Holdings, at Closing, all of the OpCo Interests, free and clear of all Liens other than those arising under state or federal securities Laws or the applicable Operating Agreement.

2.2          Consideration.  As consideration for the contribution of the OpCo Interests, Summit MLP shall (i) make a cash payment of $360.0 million (the “Cash Consideration”) to SMP Holdings, subject to adjustment as provided in Section 2.6, and (ii) subsequent to February 29, 2020, calculate the Remaining Consideration and deliver (or cause to be delivered) to SMP Holdings in one or more payments over the period from March 1, 2020 through December 31, 2020 (provided that no less than 50% of the Remaining Consideration shall be paid on or before June 30, 2020), such Remaining Consideration in (i) cash in immediately available funds by wire transfer to an account specified by SMP Holdings, (ii) Common Units or (iii) a combination of cash and Common Units; provided that interest shall accrue at a rate of 8% per annum on any portion of the Remaining Consideration that remains unpaid after March 31, 2020 (collectively, with such accrued interest, the “Consideration”).  The form(s) of Remaining Consideration to be delivered by Summit MLP to SMP Holdings shall be determined by Summit MLP in its sole discretion; provided, however, that if Summit MLP chooses to make one or more payments, or any portion thereof, by delivering Common Units, such Common Units shall be valued at a per Common Unit price equal to the volume weighted daily average price of the Common Units for the ten trading days ending one trading day prior to the date of any such payment, as reported on the New York Stock Exchange (or any applicable successor exchange).

2.3          Closing.  The consummation of the contribution of the OpCo Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 as soon as possible, but in no event later than three Business Days after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those that are to be satisfied or waived at Closing), or at such other time or place as the Parties may agree in writing. All actions listed in Sections 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4          Closing Deliveries by SMP Holdings to Summit MLP.  At the Closing, SMP Holdings shall deliver, or shall cause to be delivered, to Summit MLP the following:

(a)           a counterpart duly executed by SMP Holdings and SM GP of the Contribution and Assignment Agreement; and

(b)           a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b).

2.5          Closing Deliveries by Summit MLP to SMP Holdings.  At the Closing, Summit MLP shall:

(a)           deliver a wire transfer or transfers of immediately available funds (to such account or accounts of SMP Holdings as SMP Holdings shall have notified Summit MLP of at least two Business Days prior to the Closing Date) in an amount or amounts in the aggregate equal to the Cash Consideration; and

(b)           deliver to SMP Holdings a counterpart duly executed by Summit MLP and Summit Midstream of the Contribution and Assignment Agreement.

2.6          Consideration Adjustment.

(a)           SMP Holdings and Summit MLP shall cooperate and provide each other access, including through electronic means, to SMP Holdings’ and the Acquired Companies’ respective books and records as are reasonably requested in connection with the matters addressed in this Section 2.6.  For purposes of calculating Net Working Capital, all payments made at Closing pursuant to Section 6.1 shall be deemed to have been paid immediately prior to the close of business on the Business Day immediately preceding the Closing Date.

(b)           Within 45 days after Closing, SMP Holdings shall provide Summit MLP with its good faith final calculation of the actual amounts for each of (i) the Net Working Capital as of the Closing Date (the “2016 Net Working Capital”), (ii) Cash and Cash Equivalents held by the Acquired Companies as of the Closing Date (the “2016 Cash and Cash Equivalents”), (iii) the 2016 Capital Expenditure Amount and (iv) the 2016 Consideration Adjustment Amount, in each case together with reasonable supporting documentation. If Summit MLP disagrees with any of the calculations provided by SMP Holdings pursuant to the notice referenced in the foregoing sentence, then it shall provide SMP Holdings with written notice thereof within 30 days after receiving written notice thereof and shall include reasonable detail regarding such specific objections. If Summit MLP and SMP Holdings working in good faith are unable to agree on such disputed items on or prior to the 90th day following the Closing Date, then either Party may refer such dispute to Grant Thornton LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to Summit MLP and SMP Holdings, which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Each of Summit MLP and SMP Holdings shall bear and pay one-half of the fees and other costs charged by such accounting firm. If Summit MLP does not object to SMP Holdings’ calculations within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or accepts SMP Holdings’ calculations, then such calculations as set forth in SMP Holdings’ notice shall become final and binding upon the Parties for all purposes hereunder.

(c)           If the 2016 Consideration Adjustment Amount (as agreed between Summit MLP and SMP Holdings or as determined by the above-referenced accounting firm or otherwise) is a value that is (i) a positive number, then Summit MLP shall pay to SMP Holdings within five Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts of SMP Holdings designated by SMP Holdings, the 2016 Consideration Adjustment Amount plus interest (at The Wall Street Journal Prime Rate as published on the Closing Date) accrued thereon from the Closing Date through and including the date of such payment or (ii) a negative number, then SMP Holdings shall pay to Summit MLP, within five Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Summit MLP, the 2016 Consideration Adjustment Amount plus interest (at The Wall Street Journal Prime Rate as published by The Wall Street Journal on the Closing Date) accrued thereon from the Closing Date through and including the date of such payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES, OPCO AND OPCO GENERAL PARTNER

SMP Holdings hereby represents and warrants (subject to any disclosures made on the date hereof in the Schedules and to Section 1.2(h)) to Summit MLP as follows:

3.1          Organization; Good Standing.

(a)           Each Acquired Entity is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own its properties and conduct the Business as it is now being conducted by such Acquired Entity.  Each Acquired Entity is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(b)           Each of OpCo and OpCo General Partner is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited partnership or limited liability company, as applicable, power and authority to own its properties and conduct its business as it is now being conducted.  Neither OpCo nor OpCo General Partner is duly qualified or licensed to do business as a foreign entity in any jurisdiction.

(c)           As of the Closing, from and after the date of its formation, (i) OpCo will be a holding company formed for the sole purpose of owning the Membership Interests and (ii) OpCo General Partner will be a holding company formed for the sole purpose of owning the non-economic general partner interest in OpCo. Since its respective date of formation, neither OpCo nor OpCo General Partner has (i) conducted any business or owned any assets (except as contemplated by the OpCo Formation Transactions) or (ii) incurred any material Losses.

(d)           True and complete copies of the Charter Documents of each Acquired Entity and all amendments thereto have been furnished to Summit MLP. Prior to the Closing, SMP Holdings will deliver to Summit MLP correct and complete copies of the Operating Agreements.

3.2          Capitalization of the Acquired Entities, OpCo and OpCo General Partner.

(a)           Except as set forth on Schedule 3.2, none of the following are issued, reserved for issuance or outstanding:

(i)            Equity Interests of any Acquired Entity;

(ii)           interests of any Acquired Entity convertible into, or exchangeable or exercisable for Equity Interests of such Acquired Entity; or

(iii)          options, warrants, calls, rights, commitments or Contracts to which an Acquired Entity is a party or by which it is bound, in any case obligating an Acquired Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of such Acquired Entity, or obligating such Acquired Entity to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(b)           The Membership Interests of each Acquired Entity are duly authorized, validly issued, fully paid (to the extent required by the applicable LLC Agreement) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(c)           There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of any Acquired Entity having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).

(d)           Each Acquired Entity has no subsidiaries, and owns no Equity Interests in any Person.

(e)           As of Closing, OpCo will have good and valid record and beneficial title to the Membership Interests, free and clear of any and all Liens, and, except, as provided or created by the applicable LLC Agreement, the 1933 Act or applicable securities laws, such Membership Interests will be free and clear of any restrictions on transfer, Taxes or claims.

3.3          No Conflicts; Consents and Approvals.  The execution and delivery by SMP Holdings of this Agreement, and the performance by SMP Holdings of its obligations under this Agreement, do not:

(a)           violate or result in a breach of the Charter Documents of any Acquired Entity, OpCo or OpCo General Partner;

(b)           assuming the consents disclosed on Schedule 3.3(b) (the “Consents”) have been made, obtained or given, violate or result in a material default under any Material Contract to which an Acquired Entity is a party; or

(c)           assuming the Consents have been made, obtained or given, violate or result in a breach of any Law applicable to any Acquired Entity, OpCo or OpCo General Partner, except for such violations or breaches as would not be material.

3.4          Absence of Changes.  Since the Balance Sheet Date (x) the Acquired Entities have in all material respects (1) conducted the Business in the ordinary course consistent with past practices and (2) used commercially reasonable efforts to preserve intact their respective material relationships with third parties with regard to the Business; (y) no fact, event, change, occurrence, development or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) except as set forth in Schedule 3.4:

(a)           the Charter Documents of the Acquired Entities have not been modified in any manner;

(b)           none of the Acquired Entities has sold, transferred or disposed of any Assets used in the Business, including any right under any lease or Contract or any proprietary right or other intangible Asset, in each case having a value in excess of $600,000;

(c)           none of the Acquired Entities has waived, released, canceled, settled or compromised any debt, Claim or right relating to the Business having a value in excess of $100,000;

(d)           except as may be required to meet the requirements of applicable Law or GAAP, none of the Acquired Entities has changed any accounting method or practice relating to the Business in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business and/or the Acquired Entities;

(e)           none of the Acquired Entities has failed to maintain its limited liability company existence, as applicable, or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(f)            none of the Acquired Entities has issued or sold any Equity Interests in itself;

(g)           none of the Acquired Entities has liquidated, dissolved, recapitalized, reorganized or otherwise wound up itself or its business;

(h)           none of the Acquired Entities has purchased any securities of any Person, except for short-term investments made in the ordinary course of business; or

(i)            none of the Acquired Entities or SMP Holdings has agreed or committed to do or cause any of the foregoing.

3.5          Compliance with Applicable Laws.  Except as set forth on Schedule 3.5, (a) since the Balance Sheet Date, each Acquired Entity has been and is in material compliance with all Laws (and has not received any written or, to the Knowledge of SMP Holdings, oral notice of violation with respect to any Laws) applicable to the Business, (b) each Acquired Company holds all material Permits necessary for the lawful conduct of the Acquired Companies’ Business and, to the Knowledge of SMP Holdings, a complete list of all such Permits is set forth on Schedule 3.5-P, and (c) each SM Joint Venture holds all material Permits necessary for the lawful conduct of the SM Joint Ventures’ Business; provided, however, that this Section 3.5 does not address Environmental Laws, which are exclusively addressed by Section 3.12, matters relating to Taxes, which are exclusively addressed by Section 3.13, or employee matters, which are exclusively addressed by Section 3.15.

3.6          Intellectual Property.

(a)           No material registrations or applications for registration are included in any Intellectual Property Rights held by an Acquired Entity.  To the Knowledge of SMP Holdings, the Acquired Entities own, license or otherwise have a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property Rights necessary to conduct the Business as currently conducted.

(b)           Schedule 3.6(b) sets forth a list of all agreements (excluding licenses for commercially available, “off-the-shelf” software with annual fees of less than $100,000) pursuant to which any material Intellectual Property Right is licensed to an Acquired Company.

(c)           To the Knowledge of SMP Holdings, the conduct of the Business as currently conducted has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect.

(d)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Acquired Entities to own, use, practice or exploit any Intellectual Property Rights held by or licensed to an Acquired Entity (excluding licenses for commercially available, “off-the-shelf” software).

3.7          Absence of Litigation.  Except as set forth on Schedule 3.7, there is no Claim or Proceeding (a) pending against an Acquired Entity, OpCo or OpCo General Partner or with respect to the Business by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to an Acquired Entity or the Business pending by or before any arbitrator or any Governmental Authority or (b) to the Knowledge of SMP Holdings, threatened against an Acquired Entity, OpCo or OpCo General Partner or with respect to the Business by or before any arbitrator or Governmental Authority that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to each Acquired Entity’s business or operations) to involve amounts of $100,000 or more in value, nor are there any reviews or investigations relating to an Acquired Entity, OpCo or OpCo General Partner or the Business threatened by or before any arbitrator or any Governmental Authority that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to the business or operations of each Acquired Entity, OpCo or OpCo General Partner) to involve amounts of $100,000 or more in value.

3.8          Real Property.

(a)           Set forth on Schedule 3.8(a) is a true and complete list of each parcel of Real Property owned in fee title by the Acquired Companies (the “Fee Property”). SMP Holdings has provided Summit MLP with true and complete copies of the conveyance documents for each such parcel of the Fee Property, including the legal description for each such parcel of Fee Property. The Acquired Companies have good and insurable fee title to all of the Fee Property, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.8(a). As used herein, “good and insurable fee title” means title which a title company would be willing to insure, subject to standard exceptions listed in the policy, should the insured be willing to pay a commercially reasonable premium. Each SM Joint Venture has good and insurable fee title to all of the material Real Property owned in fee title by such SM Joint Venture, free and clear of all Liens other than Permitted Liens.

(b)           Set forth on Schedule 3.8(b) is a true and complete list of all material leases (including amendments and supplements thereto) pursuant to which an Acquired Company has been granted a leasehold interest to use or occupy any real property on which all or any portion of the Gathering Systems are located.  SMP Holdings has provided Summit MLP with true and complete copies of such leases, and any amendments and supplements thereto. Each lease set forth on Schedule 3.8(b) is a legal, valid and binding obligation of such Acquired Company.  Except as set forth on Schedule 3.8(b), (i)  the Acquired Companies are not in material default under any lease set forth on Schedule 3.8(b), (ii) to the Knowledge of SMP Holdings, no landlord is in material default under any lease set forth on Schedule 3.8(b), and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the leases set forth on Schedule 3.8(b). No SM Joint Venture is in material default under any material lease to which such SM Joint Venture is party, no landlord under any such lease is in material default thereunder, and no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any such lease.

(c)           Set forth on Schedule 3.8(c) is the substantial majority of all Easements (including amendments thereto) on which any portion of the Gathering Systems are located (the “Scheduled Easement Property”). SMP Holdings has provided Summit MLP with true and complete copies of the documents creating such Easements, and any amendments thereto. Each Easement set forth on Schedule 3.8(c) is a legal, valid and binding obligation of such Acquired Company. Except as set forth on Schedule 3.8(c), (i) the Acquired Companies are not in material default under any Scheduled Easement Property, (ii) to the Knowledge of SMP Holdings, no owner of any Scheduled Easement Property is in material default thereunder, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any Scheduled Easement Property. No SM Joint Venture is in material default under any material Easement on which any of its Assets are located, no owner of the property on which any such Easement is located is in material default thereunder, and no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any such Easement.

(d)           Except as set forth on Schedule 3.8(d), none of the Acquired Entities are obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property, or any interest therein.

(e)           Except as set forth on Schedule 3.8(e), (i) the Easements granted to the Acquired Companies that cover the Gathering Systems, together with any owned or leased Real Property related to the Gathering Systems, establish a continuous right of way for the Gathering Systems, and the Gathering Systems and the buildings and improvements used in connection therewith are located entirely on Real Property and (ii) the Easements granted to the SM Joint Ventures that cover the OH Gathering System, together with any owned or leased Real Property related to the OH Gathering System, establish a continuous right of way for the OH Gathering System.

(f)            No member of the SMP Holdings Group and neither SM Joint Venture has received any written notice of any eminent domain Proceeding or taking, nor, to the Knowledge of SMP Holdings, is any such Proceeding or taking contemplated with respect to all or any material portion of the Real Property.

(g)           Except as set forth on Schedule 3.8(g), no member of the SMP Holdings Group other than the Acquired Entities owns or leases any real property that constitutes part of the Business, and other than the Acquired Entities, no member of the SMP Holdings Group has ever owned any real property that constitutes part of the Business.

3.9          Personal Property.  Schedule 3.9 lists all plants, processing units and other equipment (other than the individual components of any plants or processing units or installed pipeline) owned or leased by an Acquired Company or used or held for use in the conduct of the Acquired Companies’ Business valued above $100,000 (if required to be listed on Schedule 3.9, the “Personal Property”).  Since the later of January 1, 2016 or the in-service date of each portion of the Personal Property, the Acquired Companies have maintained substantially in accordance with normal industry practice, such portion of the Personal Property.  Each Acquired Company has good and valid title to all of its Personal Property, subject solely to Permitted Liens. Each SM Joint Venture has good and valid title to all of its material personal property, subject solely to Permitted Liens.

3.10        Capital and Expense Projects; Purchase Orders.

(a)           Schedule 1.2 sets forth a true and complete list and description of all capital projects or capital commitments in excess of $250,000 related to the Assets of the Acquired Entities and/or the Business that are in progress as of the date hereof and a good faith estimate as of the date hereof of the associated costs on a project by project basis, and of all scheduled or agreed capital calls with respect to the SM Joint Ventures.

(b)           Schedule 3.10(b) sets forth a true and complete list as of the date hereof of all outstanding orders for the purchase of goods or services by an Acquired Company in an amount in excess of $100,000.

3.11        Regulatory Status.

(a)           The Acquired Entities are not currently regulated, and no portion of the Gathering Systems or the OH Gathering System is currently regulated, by the Federal Energy Regulatory Commission as a “natural gas company” under the Natural Gas Act.  Without limiting the foregoing, the rates charged by each Acquired Entity are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act or the Natural Gas Policy Act of 1978.  The transfer of the Equity Interests in the Acquired Entities as contemplated by the OpCo Formation Transactions and this Agreement does not require the approval of the Colorado Public Utilities Commission, the North Dakota Public Service Commission or the Public Utilities Commission of Ohio.

(b)           No rate refunds, rebates, offsets or like obligations are accrued or owed by an Acquired Entity to the Colorado Public Utilities Commission, the North Dakota Public Service Commission or the Public Utilities Commission of Ohio with respect to services related to the Business, the Gathering Systems or the OH Gathering System.

3.12        Environmental Matters.  Except as set forth in Schedule 3.12:

(a)           The Acquired Entities are, and since January 1, 2015 the Acquired Entities have been with respect to the Business, in compliance with applicable Environmental Laws in all material respects, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits;

(b)           (i) No member of the SMP Holdings Group has (and, to SMP Holdings’ Knowledge no predecessor in the Acquired Companies’ Business and no SM Joint Venture has) received from any Governmental Authority any written notice of violation of, alleged violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Law involving the operations of the Gathering Systems or any other Assets of the Acquired Entities other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Acquired Entities have no further material obligations outstanding and (ii) none of the Acquired Companies or the Gathering Systems (and none of the SM Joint Ventures or their Assets) is subject to any outstanding governmental order, “consent order” or other agreement;

(c)           With respect to the Assets used in the Business, there has been no material Release, discharge or disposal of Hazardous Materials on or from any Real Property by an Acquired Entity related to the Assets used in the Business in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to a material remedial or corrective action obligation on behalf of any Acquired Entity pursuant to Environmental Laws; and

(d)           SMP Holdings has made available for inspection by Summit MLP copies of (i) all environmental assessment and audit reports and other material environmental studies and (ii) all Environmental Permits, in each case, relating to the Real Property or involving the Business and that are in the possession of the SMP Holdings Group.

3.13        Taxes.  Except as set forth on Schedule 3.13:

(a)           All Tax Returns that are required to be filed by or with respect to the Acquired Entities, OpCo, OpCo General Partner or the Assets of the Acquired Entities on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)           All Taxes due and payable by or with respect to the Acquired Entities, OpCo, OpCo General Partner or the Assets of the Acquired Entities (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued. All withholding Taxes imposed on the Acquired Companies, OpCo and OpCo General Partner have been paid. There are no Liens (other than Permitted Liens) on any of the Assets of the Acquired Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)           No Tax Claim of or with respect to the Acquired Entities, OpCo, OpCo General Partner or the Assets of the Acquired Entities is currently pending or has been proposed in writing or has been threatened.

(d)           No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Acquired Entities, OpCo, OpCo General Partner or the Assets of the Acquired Entities or any Tax Returns of or with respect to the Acquired Entities, OpCo, OpCo General Partner or the Assets of the Acquired Entities.

(e)           Since the date of its formation, for U.S. federal income Tax purposes, (i) each Acquired Company has been classified as an entity that is disregarded as being separate from its respective owner, (ii) OpCo General Partner has been classified as an entity that is disregarded as being separate from its owner, (iii) each SM Joint Venture has been treated as a partnership and a valid election under Section 754 of the Code is in effect with respect to each SM Joint Venture and (iv) OpCo has been treated as a partnership.

3.14        Contracts.

(a)           Schedule 3.14 contains a true and complete listing of each of the following Contracts to which an Acquired Entity is a party (the “Material Contracts”):

(i)            each hydrocarbon purchase and sale, gathering, transportation, treating, dehydration, processing or similar Contract and any Contract for the provision of services relating to gathering, compression, collection, processing, treating or transportation of crude oil, natural gas or other hydrocarbons involving annual expenditures or revenues in excess of $250,000;

(ii)           each Contract that constitutes a pipeline interconnect or facility operating agreement;

(iii)          each Contract involving a remaining commitment to pay capital expenditures in excess of $250,000 in the aggregate;

(iv)          each Contract for lease of personal property or Real Property involving aggregate payments in excess of $250,000 in any future calendar year;

(v)           each Contract between SMP Holdings or an Affiliate of SMP Holdings (other than the Acquired Companies), on the one hand, and an Acquired Entity, on the other hand, which will survive the Closing;

(vi)          each partnership or joint venture agreement;

(vii)         each agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of Assets, or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the Assets material to the conduct of the Business;

(viii)        each Contract that provides for a limit on the ability of an Acquired Entity to compete in any line of business or in any geographic area during any period of time after the Closing;

(ix)          each Contract evidencing indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets of the Acquired Entities; and

(x)           except for Contracts of the nature described in clauses (i) through (ix) above, each Contract involving aggregate payments or receipts in excess of $250,000 or, if to an employee in excess of $100,000, in 2016 or any future calendar year that cannot be terminated by the applicable Acquired Entity upon 30 days or less notice without payment of a penalty or other liability.

(b)           True and complete copies of all Material Contracts have been made available to Summit MLP.

(c)           Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable Acquired Entity and, to the Knowledge of SMP Holdings, of the counterparties to such Material Contracts. Neither any Acquired Entity nor, to the Knowledge of SMP Holdings, any counterparty thereto, is in (or has received written notice or, to its Knowledge, oral notice, that it is in) default or breach (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach) under the terms of any Material Contract.

3.15        Employees and Plans.

(a)           The Acquired Entities do not have, and each Acquired Entity has never had, any employees, independent contractors or consultants.

(b)           The Acquired Entities do not currently and each Acquired Entity has never maintained or contributed to any Plan or been a participating employer in any Plan or have any liability, contingent or otherwise, with respect to any Plan.

3.16        Transactions with Affiliates.  Except as set forth on Schedule 3.16, no Acquired Entity is owed any amount from, and each Acquired Entity does not owe any amount to, guarantee any amount owed by, have any Contracts with or have any commitments to any Affiliate, officer or director of such Acquired Entity or any member of a family group of any of the foregoing.

3.17        Records.  The Records of each Acquired Company, OpCo and OpCo General Partner are located at the premises of such Acquired Company, OpCo or OpCo General Partner, have been maintained in all material respects in accordance with applicable Law and comprise in all material respects all of the books and records relating to the ownership and operation of the Acquired Companies, OpCo and OpCo General Partner, the Acquired Companies’ Business and the Assets of the Acquired Companies.

3.18        Surety Bonds and Credit.  Except as listed on Schedule 3.18, none of the Acquired Entities has any obligation to post any material surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of such Acquired Entity or the Business.

3.19        No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of SMP Holdings, threatened against an Acquired Entity, OpCo or OpCo General Partner.

3.20        No Undisclosed Material Liabilities; Indebtedness.  Except as listed on Schedule 3.20, there are no liabilities of an Acquired Entity or related to the Assets of the Acquired Entities of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than (a) liabilities that would not be required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in (i) the unaudited consolidated balance sheet attached to Schedule 3.20(a) (which balance sheet sets forth the unaudited consolidated carve-out financial position of the Acquired Companies as of

December 31, 2015 (the “Balance Sheet Date”)) or (ii) the unaudited balance sheets attached to Schedule 3.20(b) (which balance sheets set forth the unaudited financial position of each SM Joint Venture as of the Balance Sheet Date), (b) liabilities, other than Indebtedness, incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (c) undisclosed liabilities, other than Indebtedness, which individually or in the aggregate, are immaterial. A true and complete list of all Indebtedness of the Acquired Companies is set forth on Schedule 3.20.

3.21        Insurance.  Schedule 3.21 sets forth summaries of all insurance policies covering the Acquired Companies’ Business.  All such insurance policies are in full force and effect, all premiums with respect thereto have been paid, no written notice of cancellation or termination has been received with respect to any such policy, and all such policies will continue to cover the Business after the Closing, without payment of an additional premium.

3.22        Conflicts Committee Matters.

(a)           The projections and estimates provided to the Conflicts Committee (including those provided to Evercore Group L.L.C., the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the SMP Holdings Group’s management’s current expectations. The other financial and operational information provided to Evercore Group L.L.C. as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent with the SMP Holdings Group’s books and records.

(b)           Copies of (i) the unaudited consolidated balance sheet of the Acquired Companies’ Business as of December 31, 2015, and the related unaudited consolidated statement of income of the Acquired Companies’ Business for the year ended December 31, 2015 (collectively, the “Acquired Companies’ Financial Statements”) and (ii) unaudited balance sheet of each SM Joint Venture as of December 31, 2015, and the related unaudited statement of income of the SM Joint Ventures’ Business for the year ended December 31, 2015 (together with the Acquired Companies’ Financial Statements, the “Financial Statements”) have been provided to the Conflicts Committee. Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, if any) and fairly presents, in all material respects, (i) the pro forma financial position and results of operations of the Acquired Companies as of the date thereof and for the period indicated therein and (ii) the financial position and results of operations of each SM Joint Venture as of the date thereof and for the period indicated therein, except as otherwise expressly noted therein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SMP HOLDINGS

SMP Holdings hereby represents and warrants (subject to any disclosures made on the date hereof in the Schedules) to Summit MLP as of the date hereof as follows:

4.1          Organization; Good Standing.  Each of SMP Holdings and SM GP is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

4.2          Authority.  SMP Holdings has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by SMP Holdings of this Agreement, and the performance by SMP Holdings of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been duly and validly executed and delivered by SMP Holdings and constitutes the legal, valid and binding obligation of SMP Holdings enforceable against SMP Holdings in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3          Ownership of the OpCo Interests.  The OpCo Interests are, and immediately prior to Closing will be, owned beneficially and of record by SMP Holdings, free and clear of all Liens other than those arising under state or federal securities Laws or the applicable Operating Agreement. As of the Closing, OpCo General Partner will be the sole general partner of OpCo.

4.4          No Conflicts; Consents and Approvals.  The execution and delivery by SMP Holdings of this Agreement, and the performance by SMP Holdings of its obligations under this Agreement, do not:

(a)           violate or result in a breach of the Charter Documents of SMP Holdings;

(b)           violate or result in a material default under any material Contract to which SMP Holdings is a party; or

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 4.4 have been made, obtained or given, violate or result in a breach of any Law applicable to SMP Holdings, except for such violations or breaches as would not be material, or require any consent or approval of any Governmental Authority under any Law applicable to SMP Holdings, other than immaterial consents or approvals.

4.5          Broker’s Commissions.  Neither SMP Holdings nor any of its Affiliates has, directly or indirectly, entered into any Contract with any Person that would obligate an Acquired Entity, OpCo or OpCo General Partner to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.6          No Bankruptcy.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the knowledge of SMP Holdings, threatened against SMP Holdings.

4.7          Acquisition as Investment.  Any Common Units acquired by SMP Holdings as part of the Remaining Consideration will be acquired for SMP Holdings’ own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities Laws.  SMP Holdings acknowledges that any Common Units acquired by SMP Holdings as part of the Remaining Consideration will not be registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of the Common Units may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act.  SMP Holdings is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

4.8          Investment Experience. SMP Holdings acknowledges that it can bear the economic risk of any investment in the Common Units (if acquired as part of the Remaining Consideration) indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Common Units.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SUMMIT MLP

Summit MLP hereby represents and warrants to SMP Holdings as follows:

5.1          Organization.  Summit MLP is a limited partnership duly formed, validly existing and in good standing under the Laws of the state of Delaware.

5.2          Authority.  Summit MLP has all requisite limited partnership power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Summit MLP of this Agreement, and the performance by Summit MLP of its obligations hereunder, have been duly and validly authorized by all necessary limited partnership action on behalf of Summit MLP.  This Agreement has been duly and validly executed and delivered by Summit MLP and constitutes the legal, valid and binding obligation of Summit MLP enforceable against Summit MLP in accordance with its terms and conditions except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3          No Conflicts.  The execution and delivery by Summit MLP of this Agreement, and the performance by Summit MLP of its obligations under this Agreement, do not:

(a)           violate or result in a breach of its Charter Documents;

(b)           violate or result in a default under any material Contract to which Summit MLP is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Summit MLP’s ability to perform its obligations hereunder;

(c)           assuming the Consents have been made, obtained or given, violate or result in a breach of any Law applicable to Summit MLP, except for such violations or breaches as would not be material; or

(d)           assuming the Consents have been made, obtained or given, require any consent or approval of any Governmental Authority under any Law applicable to Summit MLP, other than immaterial consents or approvals.

5.4          Legal Proceedings. There is no Proceeding pending or, to Summit MLP’s knowledge, threatened, against Summit MLP before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5          Acquisition as Investment.  Summit MLP is acquiring the OpCo Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person (other than Summit Midstream) in violation of any state or federal securities Laws.  Summit MLP acknowledges that the OpCo Interests are not registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of the OpCo Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act.  Summit MLP is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.6          Financial Resources.  Summit MLP has, or will have on the Closing Date, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (a) to pay the Cash Consideration and (b) to otherwise perform its obligations under this Agreement.

5.7          Opportunity for Independent Investigation.  Summit MLP is an experienced and knowledgeable investor in the United States.  Summit MLP has conducted its own independent review and analysis of the Business and of the Assets owned by the Acquired Entities, liabilities, results of operations, financial condition, technology and prospects of the Acquired Entities and acknowledges that SMP Holdings has provided Summit MLP with access to personnel, properties, premises and records of the Acquired Companies (and to those of the SM Joint Ventures, to the extent such access is within SMP Holding’s control) for such purpose.  In entering into this Agreement, Summit MLP has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Acquired Entities and the Business (such investigation and analysis having been performed by Summit MLP), and Summit MLP:

(a)           acknowledges and agrees that it has not been induced by and has not relied upon any Due Diligence Information, representations, warranties or statements, whether oral or written, express or implied, made by SMP Holdings or any of its Representatives, Affiliates or agents except for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Sections 2.4 and 8.2(c);

(b)           acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Section 2.4, none of SMP Holdings, the Acquired Entities or any of their respective Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Summit MLP or its Representatives, Affiliates or agents, including any information, document or material provided or made available, or statements made, to Summit MLP (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Summit MLP (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(c)           acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Sections 2.4 and 8.2(c), (i) the Due Diligence Information includes certain projections, estimates and other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Summit MLP is aware of such uncertainties, and (iii) Summit MLP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Summit MLP on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)           agrees, to the fullest extent permitted by Law, that none of SMP Holdings, the Acquired Entities (except as expressly provided herein) or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Summit MLP or its Representatives, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Summit MLP, or from Summit MLP’s use of, any Due Diligence Information, except for liability or responsibility for the representations and warranties expressly set forth in this Agreement and those items delivered to Summit MLP pursuant to Sections 2.4 and 8.2(c).

5.8          Broker’s Commissions.  Summit MLP has not, directly or indirectly, entered into any Contract with any Person that would obligate SMP Holdings or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE VI
COVENANTS

6.1          Indebtedness; Distributions.  Notwithstanding anything in this Agreement to the contrary, at or prior to Closing:

(a)           each Acquired Company will deliver reasonable and customary evidence demonstrating the release of all Liens on the Assets of such Acquired Company (other than Permitted Liens that are not to be released on or prior to the Closing);

(b)           each Acquired Company may cause any accounts payable and/or accounts receivable between such Acquired  Company, on the one hand, and a Non-Company Affiliate, on the other hand, to be paid in full; and

(c)           each Acquired Company may pay cash dividends, and/or make cash distributions, to SMP Holdings or its Affiliates.

6.2          Tax Matters.

(a)           All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne by Summit MLP.  Summit MLP agrees to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which Summit MLP is so liable.  Summit MLP shall provide SMP Holdings with evidence satisfactory to SMP Holdings that such Transfer Taxes have been paid by Summit

MLP, or if the transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Summit MLP will timely furnish to SMP Holdings such certificate or evidence.

(b)           SMP Holdings shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Acquired Companies or the Assets of the Acquired Companies attributable to the Pre-Closing Tax Period, and OpCo shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Acquired Companies or the Assets of the Acquired Companies attributable to the Pre-Closing Tax Period.  The portion of any Taxes levied with respect to the Acquired Companies or the Assets of the Acquired Companies for any Straddle Period that is allocable to the Pre-Closing Tax Period shall be (i) in the case of Taxes that are either based upon or related to income or receipt or imposed in connection with any sale or other transfer of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of the applicable Acquired Company ended with (and included) the Closing Date; and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the Assets of the Acquired Companies, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Upon receipt of any bill from any Taxing Authority for Taxes relating to the Acquired Companies or the Assets of the Acquired Companies, OpCo or SMP Holdings, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement.  In the event that OpCo or SMP Holdings makes any payment for which it is entitled to reimbursement under this Section 6.2(b), the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)           The Parties agree that the income attributable to any Pre-Closing Tax Period that is related to the ownership of the Equity Interests in each of OH Gathering and OH Condensate will be reflected on the federal income Tax Return of SMP Holdings and that the members of SMP Holdings shall bear the liability for any Taxes associated with such income.  The Parties further agree that the income attributable to any Post-Closing Tax Period that is related to the ownership of the Equity Interests in each of OH Gathering and OH Condensate will be reflected on the federal income Tax Return of OpCo and that the partners of OpCo shall bear the liability for any Taxes associated with such income.

(d)           Notwithstanding anything to the contrary in this Agreement, to the extent that OpCo or an Acquired Company receives any Tax refund or Tax credit relating to or attributable to a Pre-Closing Tax Period, OpCo shall pay such amount to SMP Holdings within 10 days after such refund is received, and only to the extent the Cash Consideration has not been increased pursuant to Section 2.6 on account thereof.

(e)           Notwithstanding anything to the contrary in this Agreement, the Parties agree that OpCo General Partner shall cause OpCo to file an election pursuant to Section 754 of the Code with its federal income Tax Return for the taxable year that includes the OpCo Formation Closing Date.  With respect to such election pursuant to Section 754 of the Code, Summit MLP and SMP Holdings agree that: (i) for purposes of computing special basis adjustments under Section 743 of the Code and Treasury Regulation Section 1.743-1; (ii) for purposes of allocating such special basis adjustments among the Assets of OpCo under Section 755 of the Code and Treasury Regulation Section 1.755-1; (iii) for purposes of applying Section 751 of the Code and Treasury Regulation Section 1.751-1; and (iv) for all other purposes, the respective fair market values of the Assets of OpCo will be determined in a manner consistent with the principles of Section 1060 of the Code and Treasury Regulations promulgated thereunder.  The Parties will work in good faith to prepare or cause to be prepared a determination of the respective fair market values of the Assets of OpCo in a manner consistent with the preceding sentence.

(f)            In the case of assessments or subsequent audits of Taxes with respect to a Pre-Closing Tax Period related to the Acquired Companies or, to the extent applicable, the SM Joint Ventures, SMP Holdings shall control such assessments or subsequent audits and shall notify OpCo in writing and keep OpCo apprised of the status of same. SMP Holdings shall not settle any such Claims or adjustments without prior written consent from OpCo (such consent not to be unreasonably conditioned, withheld or delayed) to the extent such Claims or adjustments will materially increase the amount of Taxes allocable to OpCo under this Agreement.

(g)           To the extent permitted by applicable Law, Summit MLP and SMP Holdings agree to report each indemnification payment made in respect of a Loss as an adjustment to the Consideration for federal income Tax purposes.

6.3          Public Announcements.  The Parties will maintain the confidentiality of this Agreement and its terms except that any Party may disclose this Agreement or any of its terms to any of the following if (i) advised of the confidentiality obligations of such information and (ii) if they agree to maintain confidentiality consistent with the terms of this Section 6.3: (a) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such Party and (b) any potential lender to such Party.  The Parties will consult in good faith with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall reasonably cooperate in good faith with respect to the timing, manner and content of any such publication or press release.

6.4          Further Assurances; Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Summit MLP, Summit MLP shall and shall cause such Acquired Company, OpCo or OpCo General Partner to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement, including, without limitation, the use of commercially reasonable efforts to complete the projects identified on Schedule 1.2 in accordance with the timelines set forth therein. Each Party will use its commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law or otherwise to consummate the Closing and the payment of the Remaining Consideration.

6.5          Conduct of Operations.  From the date of this Agreement until the Closing, except as contemplated by this Agreement, as required by applicable Law or as consented to by Summit MLP (such consent not to be unreasonably withheld, conditioned or delayed), SMP Holdings shall cause each Acquired Company (and shall use commercially reasonable efforts to cause each SM Joint Venture) to: (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use its commercially reasonable efforts to preserve intact its business organization and material relationships with third parties.

6.6          OpCo Formation Transactions.  Prior to the Closing Date, SMP Holdings shall, and shall cause OpCo General Partner to, (i) effect the OpCo Formation Transactions and (ii) enter into the Operating Agreements.

ARTICLE VII
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

7.1          Survival of Representations, Warranties and Covenants.  The representations and warranties of SMP Holdings and Summit MLP set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto or for any other Loss pursuant to this Article VII shall survive, except as otherwise specified in this Section 7.1, the Closing until the first anniversary of the Closing Date, after which no Claims for indemnification may be asserted, regardless of when such Claim arose; provided that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 4.1, 4.2, 4.3, 5.1 and 5.2 (the “Fundamental Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties set forth in Sections 3.13, 4.5 and 5.8 shall survive the Closing until 30 days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof and (iii) the representations and warranties set forth in Section 3.22(a) shall survive the Closing until December 31, 2019.  The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their terms; provided that the right of any Party to make a claim for breach of any covenant of a Party that is to be performed or satisfied at the Closing shall survive until the first anniversary of the Closing Date. The right of an indemnified Person to assert any Claim for indemnification with respect to any matter covered by Section 7.2(d) shall survive the Closing until December 31, 2019; provided that SMP Holdings’ obligations under Section 7.2(d) shall survive the time at which they would otherwise terminate solely with respect to indemnification of Summit MLP and/or its Affiliates for any Losses that result from, arise out of, or otherwise relate to events occurring on or prior to December 31, 2019 that are set forth in a Claims Notice that has been duly given in accordance with the procedures and requirements set forth in Section 7.5(a) on or prior to December 31, 2019. Notwithstanding anything in this Agreement to the contrary, in no event will any indemnified Person have the right to assert any claim for indemnification with respect to any matter covered by Section 7.2(d) unless the Losses associated with such claim result from, arise out of, or otherwise relate to events occurring on or prior to December 31, 2019 that are set forth in a Claims Notice that has been duly given in accordance with the procedures and requirements set forth in Section 7.5(a) on or prior to December 31, 2019.

7.2          Indemnification of Summit MLP and the Acquired Companies by SMP Holdings.  Subject to the limitations on recourse and recovery set forth in this Article VII, and further subject to Section 10.9, from and after the Closing, SMP Holdings will indemnify, defend and hold harmless Summit MLP and its respective Affiliates from and against any and all Losses incurred after the Closing in connection with, arising out of or resulting from:

(a)           the inaccuracy or breach of any representation or warranty made by SMP Holdings in Article III (each such inaccuracy or breach, an “Acquired Company Warranty Breach”);

(b)           the inaccuracy or breach of any representation or warranty made by SMP Holdings in Article IV (each such inaccuracy or breach, a “SMP Holdings Warranty Breach”);

(c)           any nonfulfillment or breach by SMP Holdings or any Acquired Entity of any covenant or agreement made by SMP Holdings under this Agreement; and

(d)           the Special Liabilities;

provided that for purposes of determining Losses under subsections (a) and (b) above and determining whether or not any Acquired Company Warranty Breach or SMP Holdings Warranty Breach has occurred, any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded.

7.3          Indemnification of SMP Holdings by Summit MLP.  Subject to the limitations on recourse and recovery set forth in this Article VII, from and after the Closing, Summit MLP shall indemnify, defend and hold harmless SMP Holdings and its Affiliates from and against any and all Losses incurred after the Closing in connection with, arising out of or resulting from:

(a)           the inaccuracy or breach of any representation or warranty made by Summit MLP in Article V (each such inaccuracy or breach, a “Summit MLP Warranty Breach”);

(b)           any nonfulfillment or breach by Summit MLP of any covenant or agreement made by Summit MLP under this Agreement; and

(c)           any and all liabilities associated with the Business (except to the extent SMP Holdings as of such time has an indemnity or other obligation hereunder to Summit MLP with respect thereto);

provided that for purposes of determining Losses under subsection (a) above and determining whether or not any Summit MLP Warranty Breach has occurred, any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded.

7.4          Limitations.

(a)           Except for a Warranty Breach with respect to a Fundamental Representation or Sections 3.13, 4.5 or 5.8, if any Claim for indemnification by Summit MLP or SMP Holdings relating to any Warranty Breach that is subject to indemnification under Sections 7.2(a), 7.2(b) or 7.3(a) results in aggregate Losses that do not exceed $50,000 then such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article VII.

(b)           Except for a Warranty Breach with respect to a Fundamental Representation or Sections 3.13, 4.5 or 5.8, Summit MLP and SMP Holdings shall be entitled to be indemnified pursuant to Sections 7.2(a), 7.2(b) or 7.3(a) for Losses incurred for any Warranty Breach (excluding any item or Loss below the threshold listed in Section 7.4(a)) only if and to the extent that the aggregate amount of all such Losses exceeds $3,600,000, subject to the other limitations on recovery and recourse set forth in this Agreement.

(c)           Except for a Warranty Breach with respect to a Fundamental Representation or Sections 3.13 or 4.5, SMP Holdings’ liability under Sections 7.2(a) and 7.2(b) will be limited, in the aggregate, to $54,000,000; provided, however, that SMP Holdings’ liability under Section 7.2(a) with respect to an Acquired Company Warranty Breach under Section 3.22(a) will be limited to $162,000,000. SMP Holdings’ liability under Section 7.2(d) shall be limited, in the aggregate, to $162,000,000. Under no circumstance will SMP Holdings’ liability for any Losses under Section 7.2, including Losses with respect to a Fundamental Representation or Sections 3.13 or 4.5, exceed the value of the Cash Consideration received by SMP Holdings in the transactions contemplated by this Agreement.

(d)           No indemnifying Person shall be liable for any Losses that are subject to indemnification under Sections 7.2 or 7.3 unless a Claims Notice is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. on the latest applicable date specified in Section 7.1.  Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is validly asserted in accordance with this Section 7.4(d) and Section 7.5 prior to such time will survive until such matter is resolved.

(e)           Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through the 2016 Consideration Adjustment Amount, any net Tax benefit actually realized or third party recovery or insurance recovery actually received, such Party shall not have a separate right to indemnification for such matter.

(f)            All Losses incurred by Summit MLP and its Affiliates in any calendar quarter and for which Summit MLP and its Affiliates are entitled to be indemnified pursuant to Section 7.2(d) shall be paid by SMP Holdings to Summit MLP on or promptly after the scheduled payment date (or historical scheduled payment date) for distributions paid with respect to such calendar quarter by Summit MLP. With respect to each such calendar quarter, SMP Holdings may (at its option) instruct Summit MLP to withhold all or part of the distribution payable to SMP Holdings in respect of SMP Holdings’ Partnership Interests in Summit MLP to

set off against the amount owed by SMP Holdings for such calendar quarter pursuant to the immediately previous sentence.

7.5          Claims Procedures.

(a)           Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim by a third party or of facts causing any indemnified Person to believe it has a claim for indemnification hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the relevant indemnifying Person, provided that in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than 30 days after becoming aware of such Asserted Liability.  So long as the Claims Notice is given within the applicable survival period set forth in Section 7.1, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)           As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 7.5, entitled to assume control of and appoint lead counsel for such defense only for so long as it conducts such defense with reasonable diligence.  The indemnifying Person shall keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the indemnified Persons with respect thereto.  If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 7.5, the indemnified Person shall be entitled to participate in the defense of any such third party action and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person shall continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the indemnified Persons if (x) the indemnified Person’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel shall have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. Notwithstanding the foregoing, (i) the indemnifying Person shall obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the part of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person and (ii) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(c)           Each Party shall cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

7.6          Waiver of Other Representations.

(a)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SMP HOLDINGS NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE OPCO INTERESTS, THE ASSETS OF THE ACQUIRED COMPANIES OR THE SM JOINT VENTURES, OR THE ACQUIRED ENTITIES, OPCO OR OPCO GENERAL PARTNER, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV.

(b)           EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV, SMP HOLDINGS’ INTERESTS IN OPCO AND OPCO GENERAL PARTNER ARE BEING TRANSFERRED THROUGH THE SALE OF THE OPCO INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SMP HOLDINGS AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF OPCO, OPCO GENERAL PARTNER, THE ACQUIRED ENTITIES AND THEIR RESPECTIVE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF OPCO, OPCO GENERAL PARTNER, THE ACQUIRED ENTITIES AND THEIR ASSETS.

7.7          Waiver of Remedies.

(a)           Other than for instances of actual fraud, the Parties hereby agree that from and after Closing no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except for a claim for indemnification pursuant to this Article VII.

(b)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF ACTUAL FRAUD, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO OPCO, OPCO GENERAL PARTNER OR AN ACQUIRED ENTITY, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT ONLY IN THOSE PARTICULAR CIRCUMSTANCES WHERE SUCH CONSEQUENTIAL OR INDIRECT DAMAGES ARE REASONABLY FORESEEABLE (SUCH AS THE TERMINATION OF A CONTRACT OR A DELAY OR INTERRUPTION IN REVENUES OR OPERATIONS RESULTING THEREFROM), IN WHICH CASE THE BREACHING PARTY SHALL BE LIABLE FOR THE NET PRESENT VALUE OF ANY SUCH CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING LOST PROFITS) THAT ARE THE REASONABLY FORESEEABLE RESULT OF A BREACH OF THIS AGREEMENT BY SUCH PARTY, SUBJECT TO THE OTHER LIMITATIONS AND REQUIREMENTS SET FORTH HEREIN, INCLUDING SECTION 7.11; PROVIDED, HOWEVER, THAT TO THE EXTENT THE REASONABLY FORESEEABLE CONSEQUENTIAL OR INDIRECT DAMAGES COMPRISE A DELAY IN THE RECEIPT OF (BUT NOT A LOSS OF) REVENUES, THE MEASURE OF SUCH PORTION OF THE CONSEQUENTIAL DAMAGES SHALL BE THE TIME VALUE OF MONEY, DETERMINED IN GOOD FAITH, ATTRIBUTABLE TO ANY SUCH DELAY IN THE RECEIPT OF REVENUES; PROVIDED, FURTHER, ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

7.8          Access to Information.  After the Closing Date, SMP Holdings and Summit MLP shall grant each other (or their respective designees), and Summit MLP shall cause the Acquired Companies, OpCo and OpCo General Partner to grant to SMP Holdings (or its designee), access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the Business in SMP Holdings’ or SMP Holdings’ Affiliates possession or the possession of such Acquired Company, OpCo or OpCo General Partner (the “Records”), and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement.  Summit MLP shall maintain, and shall cause OpCo, OpCo General Partner and each Acquired Company to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as SMP Holdings shall advise Summit MLP is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or Dispute pending on the seventh anniversary of the Closing Date, Summit MLP shall maintain any of the Records designated by SMP Holdings or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

7.9          Dispute Resolution and Arbitration.

(a)           In the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between senior management of the Parties.  The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.  The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b)           If such consultations do not result in a resolution of the Dispute within 30 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting friendly consultation, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms of Section 7.10, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 7.1.

(c)           Any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of Section 7.10.

7.10        Arbitration Procedures.

(a)           Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration.  Each Party receiving such notice shall, within ten Business Days thereafter, by return written notice to all Parties, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator.  One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required ten Business Day period.  If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by SMP Holdings and one arbitrator being selected by Summit MLP, within five Business Days after the expiration of the ten Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years.  In the event the arbitrators fail to appoint the third arbitrator within 30 days after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Houston office of the American Arbitration Association within ten Business Days after the expiration of such 30 day period.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act

(Title 9 of the United Stated Code).  If there is an inconsistency between this Section 7.10 and the Commercial Arbitration Rules or the Federal Arbitration Act, the provisions of this Section 7.10 shall prevail.

(b)           Within ten Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party’s proposal for resolution of the Dispute, which such proposal shall not conflict with the terms and conditions of this Agreement, together with the supporting data, if any, that was used to determine such proposal.  Within 30 days after the proposals are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals.  The arbitrator(s) (by majority rule if there are three arbitrators) will determine the outcome of the Dispute.  The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one-half of the costs.

(c)           The place of arbitration shall be Houston, Texas, unless in any particular case the Parties agree upon a different venue.

(d)           The arbitrator(s) shall have no right or authority to grant or award Non-Reimbursable Damages.

(e)           Any decision of the arbitrator(s) pursuant to this Section 7.10 shall be final and binding upon the Parties and shall be reached within 90 days after proposals for resolution of the Dispute have been submitted.  The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their Assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof.  The Parties expressly submit to the jurisdiction of any such court.  The Parties hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

(f)            When any Dispute occurs and is the subject of consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement.

7.11        Determination of Amount of Damages; Mitigation.  The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that are realized or retained (including the amount of any Tax benefits, net of any Tax detriments, actually realized or retained) by the indemnified Person as a result of the events giving rise to the claim for indemnification.  Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person shall promptly notify either (a) SMP Holdings if such indemnified Person is Summit MLP or (b) Summit MLP if such indemnified Person is SMP Holdings, in each case, of any efforts to mitigate.  If any net Tax benefit, third party recovery or insurance recovery is realized after having previously received Indemnity Claim proceeds hereunder, such Party shall promptly tender to the respective Party an amount equal to such Tax benefit, third party recovery or insurance recovery.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1          Conditions to Obligations of All Parties.  The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the condition that no order, injunction or decree issued by a court of competent jurisdiction preventing the consummation of the Closing shall be in effect.

8.2          Conditions to Obligation of Summit MLP.  The obligation of Summit MLP to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) The Fundamental Representations of SMP Holdings shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all material respects only as of such time) and (ii) all other representations and warranties of SMP Holdings contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all respects only as of such time), except for any failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

(b)           SMP Holdings shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

(c)           Summit MLP shall have received a certificate of SMP Holdings in form and substance reasonably satisfactory to Summit MLP, signed by an executive officer of SMP Holdings to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been met.

(d)           Summit Midstream shall have amended its revolving credit facility and increased its borrowing capacity to at least $1.0 billion.

(e)           The OpCo Formation Transactions shall have been completed in accordance with Section 6.6.

8.3          Conditions to Obligation of SMP Holdings.  The obligation of SMP Holdings to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) The Fundamental Representations of Summit MLP shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all material respects only as of such time) and (ii) all other representations and warranties of Summit MLP contained in this Agreement

(disregarding all materiality qualifications contained therein) shall be true and correct at and as of the Closing, as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specific time, which shall be true and correct in all respects only as of such time), except for any failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have an adverse effect on Summit MLP’s ability to consummate the transactions contemplated to occur at Closing.

(b)           Summit MLP shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

(c)           SMP Holdings shall have received a certificate of Summit MLP, in form and substance reasonably satisfactory to SMP Holdings, signed by an executive officer of Summit MLP’s general partner, to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been met.

ARTICLE IX
TERMINATION

9.1          Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Parties;

(b)           by any Party if the Closing shall not have been consummated on or before March 31, 2016 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(c)           by SMP Holdings, if Summit MLP breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3, (ii) cannot be cured or, if curable, has not been cured prior to the earlier of 30 days following receipt by Summit MLP of written notice of such breach or failure to perform or two Business Days prior to the Termination Date, and (iii) has not been waived by SMP Holdings;

(d)           by Summit MLP, if SMP Holdings breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2, (ii) cannot be cured or, if curable, has not been cured prior to the earlier of 30 days following receipt by SMP Holdings of written notice of such breach or failure to perform or two Business Days prior to the Termination Date, and (iii) has not been waived by Summit MLP;

(e)           by SMP Holdings, if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Summit MLP fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3, and SMP Holdings and the Acquired Companies each stood ready and willing to consummate on that date;

(f)            by Summit MLP, if all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and SMP Holdings or an Acquired Company fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.3, and Summit MLP stood ready and willing to consummate on that date; or

(g)           by any Party if Closing would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other parties.

9.2          Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, this Agreement shall become void and of no effect without liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that no such termination shall relieve any party hereto of any liability for damages to any other party hereto resulting from any material breach of this Agreement occurring prior to such termination or for liability for fraud.  The provisions of this Section 9.2 and Article 10 shall survive any termination hereof pursuant to Section 9.1.

ARTICLE X
MISCELLANEOUS

10.1        Notices.

(a)           Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to SMP Holdings, to:

Summit Midstream Partners, LLC
1790 Hughes Landing Blvd, Suite 500
The Woodlands, TX 77380
Attn: Brock Degeyter
Facsimile No.:  (214) 242-1972
Email:  bdegeyter@summitmidstream.com

If to Summit MLP, to:

Summit Midstream Partners, LP
1790 Hughes Landing Blvd, Suite 500
The Woodlands, TX 77380
Attn: Brock Degeyter
Facsimile No.:  (214) 242-1972
Email:  bdegeyter@summitmidstream.com

With a copy to:

Summit Midstream GP, LLC Conflicts Committee
1790 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380
Attn: Susan Tomasky
Email: stomasky@me.com

(b)           Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.1 shall be effective upon physical receipt.  Notice given by facsimile or other electronic transmission pursuant to this Section 10.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

10.2        Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof.

10.3        Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

10.4        Disclosure.  OpCo, OpCo General Partner, the Acquired Companies and SMP Holdings may, at their option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in any Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

10.5        Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.6        Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Summit MLP and SMP Holdings; provided, however, that Summit MLP shall not execute any such amendment, supplement or modification without the consent or approval of the Conflicts Committee.

10.7        No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

10.8        Assignment; Binding Effect.  Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 10.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

10.9        Set Off Rights.  Each Party shall have the option of setting off all or any part of any amounts, including damages, required to be paid or delivered to the other Party pursuant to this Agreement against any amounts payable by the other Party to such Party under this Agreement; provided, however, that either Party may only exercise its rights under this Section 10.9 with respect to amounts that are not being disputed by either Party pursuant to the terms of this Agreement, including pursuant to Section 2.6, 7.9 or 7.10.  A Party’s exercise, in good faith, of its set off rights will not constitute a breach of this Agreement.

10.10      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.11      Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.12      Governing Law; Enforcement; Jury Trial Waiver.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE

LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF.  WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTIONS 7.9 AND 7.10 AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTIONS 7.9 AND 7.10, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

Summit Midstream Partners Holdings, LLC

By:	/s/ Steven J. Newby
Name:	Steven J. Newby
Title:	President and Chief Executive Officer

Summit Midstream Partners, LP

By:	Summit Midstream GP, LLC

By:	/s/ Brock M. Degeyter
Name:	Brock M. Degeyter
Title:	Executive Vice President, General Counsel and Chief Compliance Officer